Exhibit 99.1

Contact:

Michael Watts

Vice president, investor relations and

corporate communications

858-410-8673

For Immediate Release

Gen-Probe Reports Financial Results for the Second Quarter of 2011

– Company Posts Non-GAAP EPS of $0.51 and GAAP EPS of $0.45 –

– Total Revenues of $135.9 Million Driven by Record Sales of

APTIMA Women’s Health Products –

SAN DIEGO, CA, July 28, 2011 — Gen-Probe Incorporated (NASDAQ: GPRO) today reported financial results for the second quarter of 2011, with total revenues of $135.9 million and non-GAAP earnings per share (EPS) of $0.51.

“Gen-Probe posted record sales of APTIMA women’s health products in the second quarter of 2011, while supply chain fluctuations caused blood screening revenue to decline compared to strong sales a year ago,” said Carl Hull, the Company’s president and chief executive officer. “In addition, we are off to a good start with the first of several new product launches in the United States, and with our PANTHER® introduction in Europe.”

Key financial results for the second quarter of 2011 were ($ in millions, except EPS):

	Non-GAAP			GAAP
	2011	2010	Change	2011	2010	Change
Product sales	$132.9	$132.7	—	$132.9	$132.7	—
Total revenues	$135.9	$138.6	-2%	$135.9	$138.6	-2%
Operating profit	$34.1	$37.2	-8%	$29.8	$34.2	-13%
Net income	$25.3	$26.0	-3%	$22.3	$28.1	-21%
EPS	$0.51	$0.52	-2%	$0.45	$0.57	-21%

Revenue Detail

In the second quarter of 2011, clinical diagnostics product sales grew by 18% compared to the prior year period. This increase was driven primarily by domestic and international growth of the APTIMA Combo 2® assay for detecting Chlamydia and gonorrhea, and by the inclusion of GTI product sales, which were not part of Gen-Probe in the prior year period. Foreign currency fluctuations increased clinical diagnostics sales by an estimated $1.3 million compared to the prior year period.

In blood screening, sales declined compared to the second quarter of 2010, as expected, due to lower shipments of assays and instruments to Novartis, the Company’s blood screening partner. Although total blood screening assay revenue for the joint business increased compared to the prior year period, Gen-Probe’s assay shipments to Novartis decreased by nearly $6 million, instrument shipments declined by nearly $5 million, and additional supply chain fluctuations reduced sales by approximately $3 million.

“We believe the decrease in blood screening sales resulted mainly from reductions in our partner’s inventory levels and lower instrument revenues,” said Hull. “The underlying fundamentals of our blood screening business remain healthy, evidenced by the solid donation volumes, market share and profitability we experienced in the second quarter.”

The percentage decline in blood screening sales in the second quarter of 2011 was magnified when compared to strong sales in the prior year period, which were more than $5 million higher than in any other quarter last year. Finally, foreign currency fluctuations increased blood screening sales by an estimated $1.1 million compared to the prior year period.

Sales of research products and services in the second quarter of 2011 were $2.3 million, down 28% compared to the prior year period due to continued market weakness affecting contract research organizations. Foreign currency fluctuations increased sales of research products and services by an estimated $0.2 million compared to the prior year period.

Second quarter product sales were ($ in millions):

	Three Months Ended June 30,		Change
	2011	2010	As Reported	Constant Currency
Clinical Diagnostics	$87.5	$73.9	+18%	+17%
Blood Screening	$43.2	$55.7	-22%	-24%
Research Products and Services	$2.3	$3.2	-28%	-34%

Total Product Sales	$132.9	$132.7	—	-2%

Collaborative research revenues in the second quarter of 2011 were $1.6 million, compared to $4.1 million in the prior year period, a decrease of 61% that resulted primarily from an expected decrease in funding from Novartis associated with the development of the fully automated PANTHER instrument for the blood screening market.

Royalty and license revenues in the second quarter of 2011 were $1.4 million, compared to $1.8 million in the prior year period.

GAAP Income Statement Details

Gross margin on product sales was 70.3% in the second quarter of 2011, compared to 66.6% in the prior year period. This increase resulted mainly from a favorable product sales mix, namely higher sales of APTIMA products and lower sales of instrumentation to Novartis.

Acquisition-related amortization expenses were $2.7 million in the second quarter of 2011, compared to $2.2 million in the prior year period, an increase of 23% that resulted mainly from the acquisition of GTI in December of 2010.

Research and development (R&D) expenses were $27.7 million in the second quarter of 2011, compared to $27.1 million in the prior year period, an increase of 2% that resulted primarily from the addition of GTI’s R&D programs.

Marketing and sales expenses were $17.5 million in the second quarter of 2011, compared to $15.8 million in the prior year period, an increase of 11% that resulted primarily from the addition of GTI’s cost structure, and ongoing European commercial expansion.

General and administrative (G&A) expenses were $18.7 million in the second quarter of 2011, compared to $15.0 million in the prior year period, an increase of 25% that resulted from the addition of GTI’s cost structure, increased legal expenses, and higher stock-based compensation.

Total other income, net, was $3.8 million in the second quarter of 2011, compared to $6.9 million in the prior year period, a decrease of 45% that resulted primarily from a non-cash gain in the prior year period related to a change in the fair value of contingent consideration in connection with the acquisition of PRODESSE.

Income tax expense was $11.2 million in the second quarter of 2011, leading to a tax rate of 33%.

Non-GAAP Income Statement Details

Excluding $0.1 million of acquisition-related depreciation expense, gross margin on product sales was 70.4% in the second quarter of 2011, compared to 66.7% in the prior year period.

Excluding transaction-related and restructuring costs, G&A expenses were $17.3 million in the second quarter of 2011, compared to $14.3 million in the prior year period.

Income tax expense was $12.5 million in the second quarter of 2011, leading to a tax rate of 33%.

Cash Flows and Balance Sheet

In the second quarter of 2011, Gen-Probe generated net cash of $45.4 million from operating activities, more than double GAAP net income of $22.3 million. The Company spent $12.5 million on property, plant and equipment in the quarter, leading to free cash flow of $32.9 million.

Gen-Probe continues to have a strong balance sheet. As of June 30, 2011, the Company had $529.4 million of cash, cash equivalents and marketable securities, and $248 million of short-term debt. The Company pays interest on this debt at a rate 0.6% above the one-month London Interbank Offered Rate (LIBOR), which was recently below 0.2%.

Updated 2011 Financial Guidance

“We are tightening our 2011 revenue guidance based on our first-half performance,” said Herm Rosenman, the Company’s senior vice president, finance, and chief financial officer. “We also are adjusting our EPS guidance based on the higher share count and stock compensation expense resulting from the recent increase in our share price, the effects of which are partially offset by higher gross margins.” Gen-Probe’s updated 2011 financial guidance is provided below:

	Current Guidance (non-GAAP)	Previous Guidance (non-GAAP)	Current Guidance (GAAP)	Previous Guidance (GAAP)
Total revenues	$575 to $590 million	$570 to $595 million	$575 to $590 million	$570 to $595 million
Product gross margins	69% to 70%	68% to 69.5%	69% to 70%	68% to 69.5%
Acquisition-related amortization and other transaction expense	N/A	N/A	$15 million	$13 to $14 million
Operating margin	27% to 29%	27% to 29%	24.5% to 26.5%	25% to 27%
Tax rate	32% to 33%	32% to 33%	32% to 33%	32% to 33%
Diluted shares	49 million	48 to 49 million	49 million	48 to 49 million
EPS	$2.28 to $2.37	$2.28 to $2.40	$2.06 to $2.15	$2.06 to $2.20

Notes on Presentation

In this news release, all per share amounts are calculated on a fully diluted basis. Some totals may not foot due to rounding. Certain prior year amounts have been reclassified to conform to the current year presentation. Estimates of “constant currency” results exclude currency fluctuations associated with revenue from GTI, which was not part of Gen-Probe in the second quarter of 2010.

About Non-GAAP Financial Measures

Gen-Probe’s management believes that non-GAAP financial measures provide meaningful supplemental information regarding the Company’s performance by excluding certain expenses that may not be indicative of core business results. To supplement the Company’s financial results for the second quarter of 2011 and its updated 2011 financial guidance, in each case presented in accordance with GAAP, Gen-Probe uses the following financial measures defined as non-GAAP by the SEC: non-GAAP net income, non-GAAP gross margin, non-GAAP marketing and sales expenses, non-GAAP G&A expenses, non-GAAP operating profit, non-GAAP income tax rate, and non-GAAP EPS. Gen-Probe’s management does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared and presented in accordance with GAAP. Gen-Probe believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing Gen-Probe’s performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to Gen-Probe’s historical performance and our competitors’ operating results. Gen-Probe believes these non-GAAP financial measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making. Further, our reconciliations of non-GAAP to GAAP operating results, which are included on the attached tables, are presented in the format of consolidated statements of income solely to assist a reader in understanding the impact of the various adjustments to our GAAP operating results, individually and in the aggregate, and are not intended to place any undue prominence on our non-GAAP operating results.

Webcast Conference Call

A live webcast of Gen-Probe’s second quarter 2011 conference call for investors can be accessed at http://www.gen-probe.com beginning at 4:30 p.m. Eastern Time today. The webcast will be archived for at least 90 days. A telephone replay of the call also will be available for approximately 24 hours. Call 866-415-2341 (domestic) or 203-369-0686 (international).

About Gen-Probe

Gen-Probe is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective molecular diagnostic products and services that are used primarily to diagnose human diseases, screen donated human blood, and ensure transplant compatibility. Gen-Probe is headquartered in San Diego and employs approximately 1,400 people. For more information, go to www.gen-probe.com.

Trademarks

APTIMA, APTIMA COMBO 2, PANTHER and PRODESSE are trademarks of Gen-Probe. All other trademarks are the property of their owners.

Caution Regarding Forward-Looking Statements

Any statements in this news release about our expectations, beliefs, plans, objectives, assumptions or future events or performance, including those under the heading “Updated 2011 Financial Guidance,” are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as believe, will, expect, anticipate, estimate, intend, plan and would. For example, statements concerning Gen-Probe’s financial condition, possible or expected results of operations, the development and commercialization of new products, regulatory approvals, future milestones, growth opportunities, market trends, and plans of management are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied. Some of these risks, uncertainties and assumptions include but are not limited to: (i) the risk that we may not achieve our expected 2011 financial targets, (ii) the risk that we may not integrate acquisitions, such as Tepnel, PRODESSE and GTI, successfully, (iii) the possibility that the market for the sale of our new products, such as our PANTHER instrument system and PROGENSA PCA3, APTIMA HPV and APTIMA trichomonas assays, may not develop as expected, (iv) the enhancement of existing products and the development of new products may not proceed as planned, (v) the risk that investigational products, including those now in US clinical trials, may not be approved by regulatory authorities or become commercially available in the time frame we anticipate, or at all, (vi) the risk that we may not be able to compete effectively, (vii) the risk that we may not be able to maintain our current corporate collaborations and enter into new corporate collaborations or customer contracts, (viii) our dependence on Novartis and other third parties for the distribution of some of our products, (ix) our dependence on a small number of customers, contract manufacturers and single source suppliers of raw materials, (x) changes in third-party reimbursement policies regarding our products could adversely affect sales, (xi) changes in government regulation or tax policy affecting our diagnostic products could harm our sales, increase our development costs or increase our taxes, (xii) the risk that our intellectual property may be infringed by third parties or invalidated, and (xiii) our involvement in patent and other intellectual property and commercial litigation could be expensive and could divert management’s attention. This list includes some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we file with the SEC, including our most recent annual report on Form 10-K and all subsequent periodic reports. We assume no obligation and expressly disclaim any duty to update forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.

# # #

Gen-Probe Incorporated

Consolidated Balance Sheets – GAAP

(In thousands, except share and per share data)

	June 30, 2011	December 31, 2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$176,719	$59,690
Marketable securities	212,499	170,648
Trade accounts receivable, net of allowance for doubtful accounts of $414 and $355 at June 30, 2011 and December 31, 2010, respectively	52,742	54,739
Accounts receivable — other	3,569	5,493
Inventories	70,666	66,416
Deferred income tax	13,169	13,634
Prepaid income tax	293	2,993
Prepaid expenses	15,936	11,672
Other current assets	5,124	5,148

Total current assets	550,717	390,433
Marketable securities, net of current portion	140,227	259,317
Property, plant and equipment, net	169,262	160,863
Capitalized software, net	15,020	13,981
Patents, net	12,115	12,450
Goodwill	150,830	150,308
Purchased intangibles, net	116,006	120,270
License, manufacturing access fees and other assets, net	65,563	60,175

Total assets	$1,219,740	$1,167,797

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$11,358	$14,614
Accrued salaries and employee benefits	22,947	26,825
Other accrued expenses	13,939	13,935
Income tax payable	5,470	634
Short-term borrowings	248,000	240,000
Deferred income tax	97	—
Deferred revenue	1,387	1,166

Total current liabilities	303,198	297,174
Non-current income tax payable	9,041	8,315
Deferred income tax	27,955	29,775
Deferred revenue, net of current portion	2,269	2,500
Other long-term liabilities	7,460	6,654
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value per share; 20,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.0001 par value per share; 200,000,000 shares authorized, 48,170,514 and 47,966,156 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	5	5
Additional paid-in capital	204,786	195,820
Accumulated other comprehensive (loss) income	(7,471)	678
Retained earnings	672,497	626,876

Total stockholders’ equity	869,817	823,379

Total liabilities and stockholders’ equity	$1,219,740	$1,167,797

Gen-Probe Incorporated

Consolidated Statements of Income – GAAP

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues:
Product sales	$132,921	$132,734	$271,033	$263,303
Collaborative research revenue	1,617	4,141	5,185	7,405
Royalty and license revenue	1,360	1,774	2,718	3,360

Total revenues	135,898	138,649	278,936	274,068
Operating expenses:
Cost of product sales (excluding acquisition-related intangible amortization)	39,431	44,311	81,374	86,972
Acquisition-related intangible amortization	2,729	2,199	5,534	4,415
Research and development	27,713	27,104	56,676	56,785
Marketing and sales	17,510	15,824	34,032	30,605
General and administrative	18,703	15,018	36,856	29,697

Total operating expenses	106,086	104,456	214,472	208,474

Income from operations	29,812	34,193	64,464	65,594
Other income (expense):
Investment and interest income	2,937	3,269	3,672	7,167
Interest expense	(497)	(549)	(1,000)	(1,095)
Gain on contingent consideration	—	4,337	—	6,082
Other income (expense), net	1,315	(190)	1,492	(349)

Total other income, net	3,755	6,867	4,164	11,805

Income before income tax	33,567	41,060	68,628	77,399
Income tax expense	11,223	12,950	23,007	25,096

Net income	$22,344	$28,110	$45,621	$52,303

Net income per share:
Basic	$0.47	$0.57	$0.95	$1.06

Diluted	$0.45	$0.57	$0.93	$1.05

Weighted average shares outstanding:
Basic	47,884	48,902	47,873	49,066

Diluted	49,338	49,366	49,196	49,549

Gen-Probe Incorporated

Consolidated Statements of Income – Non-GAAP Reconciliations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30, 2011			Three Months Ended June 30, 2010
	Non-GAAP	Adjustments	GAAP	Non-GAAP	Adjustments	GAAP
Revenues:
Product sales	$132,921	$—	$132,921	$132,734	$—	$132,734
Collaborative research revenue	1,617	—	1,617	4,141	—	4,141
Royalty and license revenue	1,360	—	1,360	1,774	—	1,774

Total revenues	135,898	—	135,898	138,649	—	138,649
Operating expenses:
Cost of product sales (excluding acquisition-related intangible amortization)	39,329	102	39,431	44,221	90	44,311
Acquisition-related intangible amortization	—	2,729	2,729	—	2,199	2,199
Research and development	27,696	17	27,713	27,104	—	27,104
Marketing and sales	17,504	6	17,510	15,824	—	15,824
General and administrative	17,308	1,395	18,703	14,349	669	15,018

Total operating expenses	101,837	4,249	106,086	101,498	2,958	104,456

Income from operations	34,061	(4,249)	29,812	37,151	(2,958)	34,193
Other income (expense):
Investment and interest income	2,937	—	2,937	3,269	—	3,269
Interest expense	(497)	—	(497)	(549)	—	(549)
Gain on contingent consideration	—	—	—	—	4,337	4,337
Other income (expense), net	1,315	—	1,315	(190)	—	(190)

Total other income, net	3,755	—	3,755	2,530	4,337	6,867

Income before income tax	37,816	(4,249)	33,567	39,681	1,379	41,060
Income tax expense	12,521	(1,298)	11,223	13,720	(770)	12,950

Net income	$25,295	$(2,951)	$22,344	$25,961	$2,149	$28,110

Net income per share:
Basic	$0.53	$(0.06)	$0.47	$0.53	$0.04	$0.57

Diluted	$0.51	$(0.06)	$0.45	$0.52	$0.05	$0.57

Weighted average shares outstanding:
Basic	47,884	—	47,884	48,902	—	48,902

Diluted	49,338	—	49,338	49,366	—	49,366

Gen-Probe Incorporated

Consolidated Statements of Income – Non-GAAP Reconciliations

(In thousands, except per share data)

(Unaudited)

	Six Months Ended June 30, 2011			Six Months Ended June 30, 2010
	Non-GAAP	Adjustments	GAAP	Non-GAAP	Adjustments	GAAP
Revenues:
Product sales	$271,033	$—	$271,033	$263,303	$—	$263,303
Collaborative research revenue	5,185	—	5,185	7,405	—	7,405
Royalty and license revenue	2,718	—	2,718	3,360	—	3,360

Total revenues	278,936	—	278,936	274,068	—	274,068
Operating expenses:
Cost of product sales (excluding acquisition-related intangible amortization)	81,181	193	81,374	86,791	181	86,972
Acquisition-related intangible amortization	—	5,534	5,534	—	4,415	4,415
Research and development	56,659	17	56,676	56,785	—	56,785
Marketing and sales	34,026	6	34,032	30,605	—	30,605
General and administrative	34,108	2,748	36,856	29,001	696	29,697

Total operating expenses	205,974	8,498	214,472	203,182	5,292	208,474

Income from operations	72,962	(8,498)	64,464	70,886	(5,292)	65,594
Other income (expense):
Investment and interest income	3,672	—	3,672	7,167	—	7,167
Interest expense	(1,000)	—	(1,000)	(1,095)	—	(1,095)
Gain on contingent consideration	—	—	—	—	6,082	6,082
Other income (expense), net	1,492	—	1,492	(349)	—	(349)

Total other income, net	4,164	—	4,164	5,723	6,082	11,805

Income before income tax	77,126	(8,498)	68,628	76,609	790	77,399
Income tax expense	25,277	(2,270)	23,007	26,677	(1,581)	25,096

Net income	$51,849	$(6,228)	$45,621	$49,932	$2,371	$52,303

Net income per share:
Basic	$1.08	$(0.13)	$0.95	$1.01	$0.05	$1.06

Diluted	$1.05	$(0.12)	$0.93	$1.00	$0.05	$1.05

Weighted average shares outstanding:
Basic	47,873	—	47,873	49,066	—	49,066

Diluted	49,196	—	49,196	49,549	—	49,549

Gen-Probe Incorporated

Consolidated Statements of Cash Flows – GAAP

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2011	2010
Operating activities:
Net income	$45,621	$52,303
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,886	22,628
Amortization of premiums on investments, net of accretion of discounts	5,209	4,523
Stock-based compensation	12,859	12,338
Excess tax benefit from employee stock-based compensation	(3,916)	(919)
Deferred revenue	12	(1,241)
Deferred income tax	(1,632)	(1,930)
Gain on contingent consideration	—	(6,082)
Loss on disposal of property and equipment	207	143
Changes in assets and liabilities:
Trade and other accounts receivable	4,290	(1,494)
Inventories	(540)	2,998
Prepaid expenses	(4,205)	1,907
Other current assets	44	918
Other long-term assets	(453)	390
Accounts payable	(3,417)	(7,082)
Accrued salaries and employee benefits	(3,999)	(4,336)
Other accrued expenses	342	(1,086)
Income tax payable	11,437	8,530
Other long-term liabilities	769	(684)

Net cash provided by operating activities	85,514	81,824

Investing activities:
Proceeds from sales and maturities of marketable securities	223,439	281,958
Purchases of marketable securities	(162,258)	(168,395)
Purchases of property, plant and equipment	(23,245)	(14,567)
Purchases of capitalized software	(2,547)	(1,457)
Purchases of intangible assets, including licenses and manufacturing access fees	(4,424)	(1,865)
Cash paid for investment in Pacific Biosciences	—	(50,000)
Cash paid for investment in Roka Bioscience	(3,980)	—
Other	(348)	(1,967)

Net cash provided by investing activities	26,637	43,707

Financing activities:
Repurchase and retirement of common stock	(47,972)	(52,299)
Proceeds from issuance of common stock and employee stock purchase plan	40,727	20,062
Repurchase and retirement of restricted stock for payment of taxes	(363)	(43)
Excess tax benefit from employee stock-based compensation	3,916	919
Borrowings, net	8,000	—

Net cash provided by (used in) financing activities	4,308	(31,361)

Effect of exchange rate changes on cash and cash equivalents	570	(1,864)

Net increase in cash and cash equivalents	117,029	92,306
Cash and cash equivalents at the beginning of period	59,690	82,616

Cash and cash equivalents at the end of period	$176,719	$174,922